EXHIBIT 99.2

Imagis Technologies Provides Supplemental Information Regarding
Interim Financing Arrangement

VANCOUVER, CANADA, April 24, 2003 - Imagis Technologies Inc. ("Imagis") (OTCBB:IGSTF; TSX.V:NAB; Germany:IGY), a leading provider of information sharing and biometric identification technologies, announced today that the following supplemental information is provided with regard to the news release issued April 22, 2003. The existing shareholder that has agreed to provide bridge financing by way of a line of credit facility for up to CDN$500,000 is Mr. Altaf Nazerali, a former director of Imagis. Mr. Nazerali has advanced a total of $385,000 to date under the line of credit, consisting of $200,000 under a previous line of credit arrangement, $100,000 in expenses incurred by the company which have either been paid or guaranteed by him, and $85,000 in new advances. The line of credit will be secured by a General Security Agreement over the assets of Imagis, and a Source Code Escrow Agreement that requires Imagis to deposit into escrow its source codes together with a licence to commercialize the source codes on a non-exclusive, world-wide, royalty-free basis for a period of five years, to be released only in the event that Imagis ceases operations or enters bankruptcy proceedings.

About Imagis Technologies Inc.

Imagis Technologies Inc. (OTCBB:IGSTF; TSX.V:NAB; Germany:IGY) develops and markets breakthrough technology that allows for the rapid development and deployment of information sharing and biometric identification applications that are used in law enforcement, transportation security, immigration and customs, gaming, and other security and homeland defense initiatives.

The Company, whose Chairman is Oliver ("Buck") Revell, the former associate deputy director of the FBI, has over 140 installations of its software located across the United States, the United Kingdom, Canada, Latin America and Asia-Pacific. This includes one of the UK's national police agencies; RCMP, police, and sheriff departments across the United States and Canada; New Zealand Customs; the Government of Singapore, and Toronto's Pearson International Airport.

For more information about Imagis Technologies, please visit http://www.imagistechnologies.com.

ON BEHALF OF THE BOARD OF DIRECTORS

"Iain Drummond"
President and CEO, Imagis Technologies Inc.

Media and Investor Inquiries:
John Lyotier
Manager, Marketing & Communications
Imagis Technologies Inc.
Phone: +1-604-684-2449 Ext. 226
E-mail: info@imagistechnologies.com

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